IT Security Solutions, Inc.

Cybersecurity solutions to protect, detect and respond to attackers already inside the network. The time to level the field against cyber attacks starts now.



Invest

$104 minimum investment

DEADLINE: September 12, 2022

in 2 months

SHARE PRICE

$13

TOTAL RAISED

$0

VALUATION

$6,500,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

There are more than 2,200 cyber attacks per day.[1] That equates to about one cyber attack every 39 seconds. The average organization takes 229 days to detect a breach, and by that time it's often too late.[2] **Cybersecurity solutions to date are not working**. The tools being used and the way they're employed aren't stopping the attackers, leaving organizations in fire drill mode.

IT Security Solutions, Inc. is focused on the development of cybersecurity products for business and government organizations. We've built the ITS Safe™ security appliance: protecting, detecting, and responding at machine speed, much faster than traditional IT teams.

Cybersecurity is being used globally, but to what end when it doesn't work?

COMPANY HIGHLIGHTS

- Founder Institute Pittsburgh (1st cohort, 2018) — 1 of 7 graduating companies
- 2022 Best of Pittsburgh Award recipient *(Security Consulting)*
- Publication of an award winning book, #Hacked
- Service-disabled veteran-owned business
- StartUp Boost Pittsburgh (1st cohort, 2018)
- 30+ years of cyber security experience
- Participated in a pilot with PghLab

> **"There are two types of companies: those who have been hacked, and those who don't yet know they have been hacked."**
>
> *- John Chambers*
> *Former CEO of Cisco*

PROBLEM

The world saw an alarming 105% surge in ransomware cyberattacks in 2020.[3] Business email compromise scams cost US companies a combined $1.8 billion in 2020, according to a March 2021 report from IC3, the FBI's Internet Crime Complaint Center.[4] In 2021, data breach costs rose from USD 3.86 million to USD 4.24 million, the highest average total cost in the 17-year history of IBM's Data Breach Report.[5]

These costly cyber threats are on the rise and traditional security technologies like firewalls, antivirus and intrusion detection systems (IDS) are no longer enough to protect your organization from ransomware and other advanced cyber threats.

These threats can sneak through undetected, infect your systems and hold your data hostage until you pay a ransom.

- **Firewalls & Virus scanners are not effective.**
- **Cybersecurity tools are focused on known threats.**

A COMPROMISED DEVICE WON'T LET YOU KNOW IT'S ALREADY #HACKED.

Once attackers compromise a device, they replace the software on the system to hide their activities from any discovery. We've determined how to identify the breach and added it to our ITS Safe security appliance.

"Hackers don't need to know how much is in your bank account to want to get into it. Your identity, your financial data, what's in your email… it's all valuable. And cyber criminals will cast as wide a net as possible to get to anyone they can. They're counting on you thinking you're not a target."

- Cybersecurity & Infrastructure Security Agency (CISA)

SOLUTION

In business, data and people are your biggest assets. If data is compromised, unavailable, or placed in the wrong hands, your business can evaporate in a matter of minutes. At IT Security Solutions, Inc., we're determined to not be a typical cyber security company.

We believe in simplifying the cyber security process by educating our clients and making them a part of the solution. We empower our clients to:

- Protect customers and business assets
- Implement actionable IT security compliance that includes supply chain management
- Provide more visibility inside for unseen activities

We've built the ITS Safe™ security appliance.

Designed with advanced cyber threats in mind, ITS Safe security appliance provides real-time protection against ransomware, zero-day exploits, and other advanced cyber threats. It's one of the only security appliances that offers both prevention and detection/response capabilities in a single solution.

The ITS Safe security appliance sits inside the network to monitor all of the network activities, inbound and outbound, blocking malicious activities before they can complete their goal. This activity is needed because today's security Tools (and assessments) only see the known threats. All the other activities are outside the view of current tools.

ItsSAFE™

68% of business leaders said their cybersecurity risks are increasing.

- Accenture 2019

BUSINESS MODEL

IT Security Solutions (ITSS) has a Business to Business model for delivering the ITS Safe Security Appliance. Recently, ITSS also developed a consumer product to protect individual consumers with their own advanced cybersecurity protection.

- Monthly & annual fees
- Hardware purchases
- Set up and installation fees

MARKET

- Revenue in the cybersecurity market is projected to reach US $146.30bn in 2022.[6]
- The market's largest segment is IT Services with a projected market volume of US $69.62bn in 2022.[6]
- Revenue in the cybersecurity market is expected to show an annual growth rate (CAGR 2022-2026) of 9.68%, resulting in a market volume of US $211.70bn by 2026.[6]
- The average spend per employee in the cybersecurity market is projected to reach US $42.52 in 2022.[6]
- In global comparison, most revenue will be generated in the United States (US $58,650.00 in 2022).[6]

PRESS

- **Pittsburgh Newswire**
  Albert E. Whale Publishes New Book to Help Protect Against Cybersecurity Threats
  #HACKED - distributed throughout North America
- **CBS Pittsburgh**
  Cyber Security Experts Say Now is the Time to Protect Your Online Data Protecting Your Data On the Internet
- **Wink News**
  Latest Scam Text Message Appears to Come From Bank

TEAM



Albert Whale
Founder & CEO

Award winning author of #HACKED. Entrepreneur, Leader of Cybersecurity teams with 32+ Years of experience.



Jonnet Solomon
Co-Founder & Accountant

Patent-holder in crypto currency wallets.



Robert Kost
Legal Advisor

Working to protect our clients and their assessments, and vulnerabilities.



Maggie Dillon
Business Development

Expert in cybersecurity teams.



Hugh Haggerty
Sales

Experienced leadership in technology Sales.



Alan Elliot
Testing Services

Experienced in both Public and Private organizational vulnerability testing.



Kevin Harding
IT Services Support & Leadership

Pain Killer & Results driven professional with 26 years of experience providing management, consulting, cyber security services to the federal government and commercial clients.



Arnold Webster
Resource Leader & Data Analytics

Experienced Cybersecurity professional delivering technology programs in AL, ML and Data Analytics for Public organizations.

SOURCES

[1]https://us.norton.com/internetsecurity-emerging-threats-cyberthreat-trends-cybersecurity-threat-review.html#:~:text=How%20many%20cybersecurity%20attacks%20are,one%20cyberattack%20every%2039%20seconds

[2]https://www.forbes.com/sites/frontline/2014/10/31/data-breaches-dont-blame-security-teams-blame-lack-of-context/?sh=556c887e629e

[3]https://fortune.com/2022/02/17/ransomware-attacks-surge-2021-report/#:~:text=The%20world%20saw%20an%20alarming,pay%20money%20or%20%E2%80%9Cransom.%E2%80%9D

[4]https://www.businessinsider.com/cyberattacks-are-on-the-rise-in-the-us-experts-say-2021-6

[5]https://www.ibm.com/security/data-breach

[6]https://www.statista.com/outlook/tmo/cybersecurity/worldwide#revenue

USE OF PROCEEDS

If the offering's maximum amount of $1,001,000 is raised:

Use	Value	% of Proceeds
Product Development	$233,875	23.4%
General & Administrative	$227,392	22.7%
Business Development	$198,794	19.9%
Customer Support	$104,776	10.5%
Patents	$187,114	18.7%
Intermediary fees	$49,049	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in IT Security Solutions, Inc.. This offering must raise at least $10,000 by September 12, 2022 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. IT Security Solutions, Inc. may issue additional securities to raise up to $1,001,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

577,000 shares
× $13 per share

$7,501,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Jul 12, 2022 • Primary offering of 77,000 shares at $13

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